Exhibit 28(a)




                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 11-K



                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 31, 1995


                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------

                               JOHNSON & JOHNSON
                                  SAVINGS PLAN

                            (Full title of the Plan)


                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933


          (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:
           Balance Sheets as of December 31, 1995 and 1994

         Statements of Operations and Changes in Plan Equity for the years ended December 31, 1995 and 1994

         Notes to Financial Statements

         Supplemental Schedules:
           Schedule of Investments at December 31, 1995

         Schedule of 5% Reportable Transactions for the year ended
           December 31, 1995

         Schedule of Non-exempt Transactions for the year ended December 31, 1995


Consent of Coopers & Lybrand L.L.P., dated June 26, 1996


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                         JOHNSON & JOHNSON SAVINGS PLAN



                         By: /s/ C. H. Johnson
                             ---------------------
                             C. H. Johnson
                             Chairman, Pension Committee


June 28, 1996

                         JOHNSON & JOHNSON SAVINGS PLAN

                                  -----------



                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES

                         as of and for the years ended
                           December 31, 1995 and 1994

                         JOHNSON & JOHNSON SAVINGS PLAN

                                     INDEX

Report of Independent Accountants                                             2

Financial Statements:

Balance Sheets as of December 31, 1995 and 1994                             3-4

Statements of Operations and Changes in Plan Equity for the
  years ended  December 31, 1995 and 1994                                   5-6

Notes to Financial Statements                                              7-16

Supplemental Schedules:

Schedule of Investments at December 31, 1995                              17-18

Schedule of 5% Reportable Transactions for the year
  ended December 31, 1995                                                    19

Schedule of  Nonexempt Transactions for the year
  ended December 31, 1995                                                    20

                                        Coopers & Lybrand L.L.P. Letterhead



                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension Committee of
Johnson & Johnson Savings Plan

We have audited the accompanying balance sheets of the Johnson & Johnson Savings Plan as of December 31, 1995 and 1994, and the related statements of operations and changes in plan equity for the years then ended. These financial statements are the responsibility of the Savings Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Johnson & Johnson Savings Plan as of December 31, 1995 and 1994 and the results of its operations and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the balance sheets and the related statements of operations and changes in plan equity is presented for purposes of additional analysis rather than to present the balance sheets and statements of operations and changes in plan equity for each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                                        COOPERS & LYBRAND L.L.P.
Parsippany, New Jersey
May 22, 1996




                                                                        JOHNSON & JOHNSON SAVINGS PLAN
                                                                                BALANCE SHEET
                                                                           As of December 31, 1995

                                                                            PARTICIPANT DIRECTED
                                              --------------------------------------------------------------------------------------
                                                              Fixed        Intermediate                                  Diversified
                                              USGS Fund   Interest Fund     Bond Fund    Balanced Fund  J&J Stock Fund   Equity Fund
                                              ---------   -------------     ----------   -------------  --------------   -----------
ASSETS:
- -------
Deposits in Group Annuity Contracts (Note 2)               $607,340,676

Investments at Fair Value (Notes 2 and 5)    $10,110,932                   $11,978,234    $49,241,980    $440,459,022   $276,397,803

Accrued Dividends and Interest Receivable         49,238      3,481,506                                        19,464

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants
                                             -----------   ------------    -----------    -----------    ------------   -----------

    Total Assets                             $10,160,170   $610,822,182    $11,978,234    $49,241,980    $440,478,486   $276,397,803
                                             ===========   ============    ===========    ===========    ============   ============


LIABILITIES AND PLAN EQUITY
- ---------------------------

Accrued Expenses                             $       694    $     67,199    $       809    $     3,239    $     23,363  $     20,356

Accrued Interest

Long-Term Note Payable to J&J

Plan Equity                                   10,159,476     610,754,983     11,977,425     49,238,741     440,455,123   276,377,447
                                             -----------    ------------    -----------    -----------    ------------  ------------

    Total Liabilities and Plan Equity        $10,160,170    $610,822,182    $11,978,234    $49,241,980    $440,478,486  $276,397,803
                                             ===========    ============    ===========    ===========    ============  ============





                                                              Employee Stock Ownership
                                                                  Plan Trust Fund
                                                              ------------------------      Total
                                                Loan Fund     Allocated    Unallocated   Savings Plan
                                                ---------     ---------    -----------   ------------
ASSETS:
- -------

Deposits in Group Annuity Contracts (Note 2)                                            $  607,340,676

Investments at Fair Value (Notes 2 and 5)                   $ 86,948,778   $173,967,682  1,049,104,431

Accrued Dividends and Interest Receivable     $   24,991                         19,024      3,594,223

Due from Johnson & Johnson                                                    8,753,583      8,753,583

Assets Designated for Transfer (Note 2)                       19,041,447    (19,041,447)

Hardship Loans to Participants                 3,006,987                                     3,006,987
                                              ----------    ------------   ------------ --------------

    Total Assets                              $3,031,978    $105,990,225   $163,698,842 $1,671,799,900
                                              ==========    ============   ============ ==============


LIABILITIES AND PLAN EQUITY
- ---------------------------

Accrued Expenses                                                                        $       115,660

Accrued Interest                                                            $  5,740,043      5,740,043

Long-Term Note Payable to J&J                                                 72,747,066     72,747,066

Plan Equity                                   $3,031,978    $105,990,225      85,211,733  1,593,197,131
                                              ----------    ------------    ------------ --------------

    Total Liabilities and Plan Equity         $3,031,978    $105,990,225    $163,698,842 $1,671,799,900
                                              ==========    ============    ============ ==============



                       See Notes to Financial Statements


                                                                     JOHNSON & JOHNSON SAVINGS PLAN
                                                                             BALANCE SHEET
                                                                        As of December 31, 1994


                                                                         PARTICIPANT DIRECTED
                                              --------------------------------------------------------------------------------------
                                                              Fixed       Intermediate                                   Diversified
                                              USGS Fund   Interest Fund     Bond Fund   Balanced Fund  J&J Stock Fund    Equity Fund
                                              ---------   -------------   ------------  -------------  --------------    -----------
ASSETS:
- -------

Deposits in Group Annuity Contracts (Note 2)                $599,862,654

Investments at Fair Value (Notes 2 and 5)     $6,631,788                    $6,805,573    $29,969,371    $250,860,430   $180,091,860

Accrued Dividends and Interest Receivable         30,486       3,391,259                                       11,617

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants
                                              ----------    ------------    ----------    -----------    ------------   ------------
    Total Assets                              $6,662,274    $603,253,913    $6,805,573    $29,969,371    $250,872,047   $180,091,860
                                              ==========    ============    ==========    ===========    ============   ============


LIABILITIES AND PLAN EQUITY
- ---------------------------

Accrued Expenses                                   1,203         116,427         1,402          5,611          40,479        136,012

Accrued Interest

Long-Term Note Payable to J&J

Plan Equity                                    6,661,071     603,137,486     6,804,171     29,963,760     250,831,568    179,955,848
                                              ----------    ------------    ----------    -----------    ------------   ------------

    Total Liabilities and Plan Equity         $6,662,274    $603,253,913    $6,805,573    $29,969,371    $250,872,047   $180,091,860
                                              ==========    ============    ==========    ===========    ============   ============



                                                             Employee Stock Ownership
                                                                 Plan Trust Fund
                                                             ------------------------       Total
                                               Loan Fund     Allocated    Unallocated    Savings Plan
                                               ---------     ---------    -----------    ------------
ASSETS:
- -------
Deposits in Group Annuity Contracts (Note 2)                                              $  599,862,654

Investments at Fair Value (Notes 2 and 5)                    $41,974,606  $129,183,514       645,517,142

Accrued Dividends and Interest Receivable                                       14,790         3,448,152

Due from Johnson & Johnson                                                  12,758,497        12,758,497

Assets Designated for Transfer (Note 2)                       16,346,459   (16,346,459)

Hardship Loans to Participants                $2,466,395                                       2,466,395
                                              ----------      ----------  ------------    --------------
    Total Assets                              $2,466,395     $58,321,065  $125,610,342    $1,264,052,840
                                              ==========     ===========  ============    ==============


LIABILITIES AND PLAN EQUITY
- ---------------------------

Accrued Expenses                                                                                 301,134

Accrued Interest                                                             7,489,581         7,489,581

Long-Term Note Payable to J&J                                               82,417,792        82,417,792

Plan Equity                                   $2,466,395      58,321,065    35,702,969     1,173,844,333
                                              ----------     -----------  ------------    --------------

    Total Liabilities and Plan Equity         $2,466,395     $58,321,065  $125,610,342    $1,264,052,840
                                              ==========     ===========  ============    ==============




                       See Notes to Financial Statements


                                                          JOHNSON & JOHNSON SAVINGS PLAN
                                                STATEMENT OF OPERATIONS AND CHANGES IN PLAN EQUITY
                                                     For The Year Ended December 31, 1995

                                                                           PARTICIPANT DIRECTED
                                             ---------------------------------------------------------------------------------------

                                                             Fixed        Intermediate                                  Diversified
                                             USGS Fund   Interest Fund     Bond Fund   Balanced Fund  J&J Stock Fund    Equity Fund
                                             ---------   -------------    ------------ -------------  --------------    ------------

Employee Contributions (Note 3)            $ 1,247,647    $ 31,051,782    $ 1,923,622    $ 6,498,250    $ 23,524,426   $ 19,589,461

Employer Contributions (Note 3)                419,079      10,551,854        573,719      1,974,513       8,200,569      6,466,283

Interest                                       565,456      40,669,619        655,216      1,210,751          92,718

Dividends                                                                                                  6,137,231      4,916,778
                                           -----------    ------------    -----------    -----------    ------------   ------------
                                             2,232,182      82,273,255      3,152,557      9,683,514      37,954,944     30,972,522
Additions to (Deductions From) Plan Equity:
- -------------------------------------------

Payments to Participants                      (812,168)    (37,240,718)      (496,005)    (1,931,019)    (16,380,727)    (9,941,160)

Change in Unrealized Net Appreciation
   of Investments                                                             769,412      5,966,829     137,687,670     45,039,099

Realized Net Gain on Sale of Investments                                      129,277      2,616,270       9,991,460     21,507,343

Interest Expense

Administrative Expenses                         (8,361)       (583,006)       (28,687)      (182,913)       (253,892)      (576,099)

Assets Transferred                           2,086,752     (36,832,034)     1,646,700      3,122,300      20,624,100      9,419,894
                                           -----------    ------------     ----------    -----------    ------------   ------------

                                           $ 3,498,405    $  7,617,497    $ 5,173,254    $19,274,981    $189,623,555   $ 96,421,599

Plan Equity, Beginning of Period             6,661,071     603,137,486      6,804,171     29,963,760     250,831,568    179,955,848
                                           -----------    ------------     ----------    -----------    ------------   ------------

Plan Equity, End of Period                 $10,159,476    $610,754,983    $11,977,425    $49,238,741    $440,455,123   $276,377,447
                                           ===========    ============    ===========    ===========    ============   ============



                                                                       Plan Trust Fund
                                                                 ---------------------------       Total
                                                   Loan Fund     Allocated       Unallocated    Savings Plan
                                                  ----------     ---------       -----------    ------------

Employee Contributions (Note 3)                                                               $   83,835,188

Employer Contributions (Note 3)                                $  8,753,583                       36,939,600

Interest                                         $  224,890                     $  130,036        43,548,686

Dividends                                                         1,347,644      2,521,572        14,923,225
                                                 ----------    ------------     ----------    --------------
                                                    224,890      10,101,227      2,651,608       179,246,699
Additions to (Deductions From) Plan Equity:
- -------------------------------------------

Payments to Participants                            340,693      (2,752,858)                     (69,213,962)

Change in Unrealized Net Appreciation
   of Investments                                                40,388,503     52,010,538       281,862,051

Realized Net Gain on Sale of Investments                                         1,502,649        35,746,999

Interest Expense                                                                (6,656,031)       (6,656,031)

Administrative Expenses                                                                           (1,632,958)

Assets Transferred                                                  (67,712)
                                                 ----------    ------------     ----------    --------------

                                                 $  565,583    $ 47,669,160    $49,508,764    $  419,352,798

Plan Equity, Beginning of Period                  2,466,395      58,321,065     35,702,969     1,173,844,333
                                                 ----------    ------------     ----------    --------------

Plan Equity, End of Period                       $3,031,978    $105,990,225    $85,211,733    $1,593,197,131
                                                 ==========    ============    ===========    ==============


                       See Notes to Financial Statements


                                                                JOHNSON & JOHNSON SAVINGS PLAN
                                                      STATEMENT OF OPERATIONS AND CHANGES IN PLAN EQUITY
                                                             For The Year Ended December 31, 1994

                                                                      PARTICIPANT DIRECTED
                                              --------------------------------------------------------------------------------------
                                                             Fixed         Intermediate                                 Diversified
                                              USGS Fund   Interest Fund     Bond Fund   Balanced Fund  J&J Stock Fund   Equity Fund
                                              ---------   -------------     ---------   -------------  --------------   -----------

Employee Contributions (Note 3)              $  899,843   $ 31,516,620      $1,443,626    $ 4,488,971   $ 18,576,591   $ 17,195,424

Employer Contributions (Note 3)                 315,948     11,150,083         462,649      1,433,862      6,628,289      5,934,092

Interest                                        240,656     38,696,394         499,461        859,981         43,863

Dividends                                                                                                  4,830,192      3,870,030
                                             ----------   ------------      ----------    -----------   ------------   ------------
                                              1,456,447     81,363,097       2,405,736      6,782,814     30,078,935     26,999,546


Additions to (Deductions From) Plan Equity:
- -------------------------------------------

Payments to Participants                       (145,660)   (30,026,840)       (278,911)      (786,170)   (10,629,956)    (8,796,052)

Change in Unrealized Net Appreciation
   of Investments                                                             (633,568)    (2,046,011)    40,832,354     (8,487,322)

Realized Net Gain on Sale of Investments                                       (73,270)     1,541,927      3,710,609      6,804,698

Interest Expense

Administrative Expenses                          (6,630)      (667,689)        (26,276)      (160,166)      (221,977)      (666,601)

Assets Transferred                              958,709     (6,721,774)     (1,351,534)     5,619,549       (490,565)     2,073,100
                                             ----------   -------------     -----------   -----------   ------------   ------------
                                              2,262,866     43,946,794          42,177     10,951,943     63,279,400     17,927,369

Plan Equity, Beginning of Period              4,398,205    559,190,692       6,761,994     19,011,817    187,552,168    162,028,479
                                             ----------   -------------     -----------   -----------   ------------   ------------

Plan Equity, End of Period                   $6,661,071   $603,137,486      $6,804,171    $29,963,760   $250,831,568   $179,955,848
                                             ==========   ============      ==========    ===========   ============   ============


                                                            Employee Stock Ownership
                                                                 Plan Trust Fund
                                                           --------------------------       Total
                                              Loan Fund    Allocated      Unallocated    Savings Plan
                                              ---------   -------------   -----------    -------------
Employee Contributions (Note 3)                                                         $   74,121,075

Employer Contributions (Note 3)                            $14,216,361                      40,141,284

Interest                                     $  130,104                    $    83,388      40,553,847

Dividends                                                    1,062,717       2,399,336      12,162,275
                                             ----------    -----------     -----------  --------------
                                                130,104     15,279,078       2,482,724     166,978,481

Additions to (Deductions From) Plan Equity:
- -------------------------------------------

Payments to Participants                        463,099     (1,475,869)                    (51,676,359)

Change in Unrealized Net Appreciation
   of Investments                                            8,846,585      21,337,190      59,849,228

Realized Net Gain on Sale of Investments                                       466,703      12,450,667

Interest Expense                                                            (8,555,504)     (8,555,504)

Administrative Expenses                                                                     (1,749,339)

Assets Transferred                                             (87,485)
                                             ----------    -----------     -----------  --------------
                                                593,203     22,562,309      15,731,113     177,297,174

Plan Equity, Beginning of Period              1,873,192     35,758,756      19,971,856     996,547,159
                                             ----------    -----------     -----------  --------------

Plan Equity, End of Period                   $2,466,395    $58,321,065     $35,702,969  $1,173,844,333
                                             ==========    ===========     ===========  ==============




                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS

1.   Organization:
     -------------

     The Johnson & Johnson Savings Plan (the "Plan" - a defined contribution plan) was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson (the "Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained and transactions therein are executed by the trustee, Bankers Trust Company.

     Effective January 1, 1991, the Company implemented an Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is used to fund an additional 25% match of employee contributions ("ESOP contribution").

     Initial funding for the ESOP was made through an advance from Johnson & Johnson of $100 million, which was used to purchase 3,109,600 shares of J&J common stock on the open market. These shares are allocated to Plan participants under a formula set forth in the note agreement.

2.   Summary of Significant Accounting Policies:
     -------------------------------------------

     Valuation of Investments:

     Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by the Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

     The investments in the U.S. Government Securities, Fixed Interest, and Diversified Equity funds represent the Plan's share of assets in the Savings Plan Trust. The U.S. Government Securities Fund consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates the market. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.


                                   Continued
                                       7

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.   Summary of Significant Accounting Policies, (Continued):
     -------------------------------------------

     The average yield of crediting interest rate of the Fixed Income Fund was
     6.81 percent for 1995 and 6.88 for 1994. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero. Equity investments and corporate obligations in the Diversified Equity Fund, managed by the Capital Guardian Trust Company are traded on a national securities exchange, and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by the Capital Guardian Trust Company based on the prevailing market values of the underlying investments.

     On October 1, 1993, the Intermediate Bond Fund and Balanced Fund were established as additional investment funds under the Johnson & Johnson Savings Plan. The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The investment in these funds represents the Plan's share of the assets in the Johnson & Johnson Pension Trust Fund. These investments are stated at fair value as calculated by the trustee, Bankers Trust Company. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.

     Temporary cash investments are stated at redemption value.

     Transfers:

     Transfers among funds, which are made at the participant's election have been presented as assets transferred.

     Uses of Estimates:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results are not expected to differ from those estimates.


                                   Continued
                                       8

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.   Summary of Significant Accounting Policies, (Continued):
     -------------------------------------------

     Risk and uncertainties:

     The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

     Other:

     Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method.

     All administrative expenses are paid by the Trust except for certain salaried employees and the recordkeeping system used by the Plan which are paid by the Company.

3.   Contributions:
     --------------

     Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary in combinations of pre- and post-tax contributions. Pre-tax contributions may not exceed the smaller of 10% of their base salary or $9,240. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the employee's base salary.

     Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the six investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the Trust each February following the payment of the loan (see note 8), in accordance with the ESOP Trust Agreement. Shares released from the Trust may be more or less than shares earned by participants.

                                   Continued
                                       9

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.   Contributions, (continued)
     --------------

     The number of participants invested in each fund at December 31, 1995 and 1994 was:

                                              1995       1994
                                             ------     ------
        U.S. Government Securities Fund       1,808      1,323
        Fixed Interest Fund                  20,806     21,252
        Intermediate Bond Fund                2,308      1,562
        Balanced Fund                         4,953      3,090
        Johnson & Johnson Stock Fund         17,191     14,524
        Employee Stock Ownership Plan        26,973     24,886
        Diversified Equity Fund              13,826     11,995

     Participants may elect to invest in more than one fund. A total of 30,333 and 28,409 active and former employees have investments in the Plan for 1995 and 1994, respectively.

4.   Benefits:
     ---------

     All participants are fully vested in their contributions and the company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance.


                                   Continued
                                       10

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.   Investments:
     ------------

     Investments held by the Plan as of December 31, 1995 are summarized as follows:


                                           Johnson & Johnson          Employee Stock Ownership
                                             Stock Fund                   Plan Trust Fund                    Combined
                                       --------------------------     --------------------------    ----------------------------
                                       Fair Value        Cost         Fair Value         Cost         Fair Value       Cost
                                       -----------   ------------     ----------      ----------    ------------   -------------

    Johnson & Johnson Common Stock    $439,204,633   $224,753,982    $256,903,078   $ 96,556,687    $696,107,711   $321,310,669

    Temporary Cash Investments           1,254,389      1,254,389       4,013,382      4,013,382       5,267,771      5,267,771
                                      ------------   ------------    ------------   ------------    ------------   ------------
                                      $440,459,022   $226,008,371    $260,916,460   $100,570,069    $701,375,482   $326,578,440
                                      ============   ============    ============   ============    ============   ============

    The investments in the U.S. Government Securities, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Balance Sheet represent the Plan's share of investments (approximately 99.7% of fair value) held by the
    Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson
    Savings Plan for Union Represented Employees are summarized as follows:



     Description                                    Fair Value         Cost
     -----------                                    -----------     ------------

     USGS Fund:
        U.S. Government Securities - Short Term   $  10,697,248     $ 10,697,248
        Other                                            52,087           52,087

     Fixed Interest Fund:
        Deposits in Group Annuity Contracts         608,271,081      608,271,081
        Other                                         3,486,745        3,486,745

     Diversified Equity Fund:
        Common Stocks                               277,019,865      208,082,469
        Other                                           490,757          490,757
                                                   ------------     ------------
                                                   $900,017,783     $831,080,387
                                                   ============     ============

                                   Continued
                                       11

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.   Investments, (continued):
     ------------

     The investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Balance Sheet represent the Plan's share of investments (approximately 3.1% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Trust on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

        Description                                  Fair Value        Cost
        -----------                                  ----------    -------------

        U.S. Government Securities - Short Term    $ 65,541,811   $   63,214,482

        Corporate Bonds & Notes - Short Term         63,578,204       60,490,951

        U.S. Government Securities - Long Term       82,984,564       80,345,294

        Corporate Bonds & Notes - Long Term          52,388,133       48,518,876

        Common Stocks:
           Johnson & Johnson                        231,328,800       28,781,056
           Other                                  1,218,027,797      976,659,152

        Preferred Stocks                             22,502,526       19,568,608

        Commingled Investment Funds                 163,311,922      169,233,841

        Temporary Investments                        65,984,414       61,454,154

        Other                                         6,319,021        6,321,928
                                                 --------------   --------------
                                                 $1,971,967,192   $1,514,588,342
                                                 ==============   ==============

     Investments held by the Plan as of December 31, 1995 are summarized as follows:


                                           Johnson & Johnson          Employee Stock Ownership
                                             Stock Fund                   Plan Trust Fund                    Combined
                                       --------------------------     --------------------------    ----------------------------
                                       Fair Value        Cost         Fair Value         Cost         Fair Value       Cost
                                       -----------   ------------     ----------      ----------    ------------   -------------

     Johnson & Johnson Common Stock   $249,335,686   $172,433,364    $167,817,649   $ 98,016,656    $417,153,335   $270,450,020

     Temporary Cash Investments          1,524,744      1,524,744       3,340,471      3,340,471       4,865,215      4,865,215
                                      ------------   ------------    ------------   ------------    ------------   ------------

                                      $250,860,430   $173,958,108    $171,158,120   $101,357,127    $422,018,550   $275,315,235
                                      ============   ============    ============   ============    ============   ============


                                   Continued
                                       12

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.   Investments (continued):
     -----------

     As of December 31, 1994, the investments in the U.S. Government Securities, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Balance Sheet represent the Plan's share of investments (approximately 99.7% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

       Description                                Fair Value           Cost
       -----------                               ------------      -------------
       USGS Fund:
         U.S. Government Securities - Short Term $  6,937,687      $  6,937,687
         Other                                         31,882            31,882

       Fixed Interest Fund:
         Deposits in Group Annuity Contracts      600,303,776       600,303,776
         Other                                      3,393,712         3,393,712

       Diversified Equity Fund:
         Common Stocks                            179,915,286       156,158,848
         Other                                      2,084,151         2,084,151
                                                 ------------      ------------
                                                 $792,666,494      $768,910,056
                                                 ============      ============

     As of December 31, 1994, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Balance Sheet represent the Plan's share of investments (approximately 2.3% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Trust on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

     Description                                 Fair Value          Cost
     -----------                               --------------    -------------
     U.S. Government Securities - Short Term   $   43,005,890   $    44,424,270

     Corporate Bonds & Notes - Short Term          54,780,435        57,871,641

     U.S. Government Securities - Long Term        68,889,227        71,451,730

     Corporate Bonds & Notes - Long Term           42,663,138        44,369,116

     Common Stocks:
       Johnson & Johnson                          148,131,600        28,781,056
       Other                                      990,368,098       913,164,564

     Preferred Stocks                              18,014,214        18,558,994

     Commingled Investment Funds                  169,397,674       192,152,025

     Temporary Investments                         52,758,185        52,727,366

     Other                                         26,653,959        26,653,959
                                               --------------    --------------
                                               $1,614,662,420    $1,450,154,721
                                               ==============    ==============

                                   Continued
                                       13

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.   Investments, (continued):

     Realized gains on investments sold and distributed during the year ended December 31, 1995 and 1994 are summarized as follows:



                        J&J Stock Fund                       Diversified Equity Fund            Employee Stock Ownership Plan Fund
              -------------------------------------   ----------------------------------------  -----------------------------------
              Book Value     Proceeds       Gain       Book Value     Proceeds       Gain       Book Value    Proceeds     Gain
              ----------     --------    ----------   ------------   ------------ ------------  ----------   ----------   ---------
1995         $16,926,019   $26,917,479   $9,991,460   $140,782,043   $162,289,386  $21,507,343  $1,458,237   $2,960,886  $1,502,649
1994          20,888,955    24,599,564    3,710,609     91,590,896     98,395,594    6,804,698   1,176,533    1,643,236     466,703



               Intermediate Bond Fund                   Balanced Fund
         ---------------------------------   -----------------------------------
                                  (Loss)/
         Book Value   Proceeds      Gain      Book Value    Proceeds     Gain
         ----------  ----------   --------   -----------  ----------- ----------
1995     $9,153,916  $9,283,193   $129,277   $36,539,263  $39,155,533 $2,616,270
1994      7,572,067   7,498,797    (73,270)   32,520,932   34,062,859  1,541,927


                                   Continued
                                       14

                         JOHNSON & JOHNSON SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued

6.   Tax Status:
     -----------

     The Internal Revenue Service has determined and informed the Company by a letter dated January 17, 1986, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

7.   Termination Priorities:
     -----------------------

     The Company has the right to terminate the Plan at any time and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

8.   Indebtedness
     ------------

     In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. Employer contributions and dividend income will be used to repay the loan.

     Aggregate maturities for the next five years are as follows:

                 1996              6,167,244
                 1997              6,396,796
                 1998              6,658,750
                 1999              6,955,528
                 2000              7,289,791
                 Thereafter       39,278,957

9.   Concentrations of Credit Risk
     -----------------------------

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution.

                                   Continued
                                       15

                         JOHNSON & JOHNSON SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS, Continued

10.  Reconciliation of Financial Statements to Form 5500:
     ----------------------------------------------------

     The following is a reconciliation of Plan Equity per the financial statements to the Form 5500:

                                                           December 31,
                                                               1995
                                                           ------------

     Plan Equity Per the Financial Statements             $1,598,352,551
     Amounts Allocated to Withdrawing Participants            (4,368,400)
                                                         ----------------
     Plan Equity Per the Form 5500                        $1,593,984,151
                                                          ==============


                                                            Year Ended
                                                           December 31,
                                                              1995
                                                          ------------
     Benefits Paid to Participants Per the Financial
      Statements                                           $69,213,962

     Add: Amounts Allocated to Withdrawing Participants
          at December 31, 1995                               4,368,400

     Less: Amounts Allocated to Withdrawing Participants
           at December 31, 1994                             (4,221,472)
                                                           -----------

     Benefits Paid to Participants Per the Form 5500       $69,360,890
                                                           ===========


     Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1995 but not yet paid as of that date.



                                                                                              Supplemental Schedule
                                                                                              ---------------------

                                          JOHNSON & JOHNSON SAVINGS PLAN
                                ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENTS
                                              AS OF DECEMBER 31, 1995

FACE AMOUNT
OR SHARES                  ISSUES                                               COST                   FAIR VALUE
- -----------                ------                                               ----                   ----------

                           J&J STOCK FUND
                           --------------

                           Common Stock
                           ------------

5,133,114 shs.             Johnson & Johnson                                $224,753,982               $439,204,633

                           Temporary Investments
                           ---------------------

$1,254,389                 BT Pyramid Directed
                           Account Cash Fund                                   1,254,389                  1,254,389
                                                                            ------------               ------------

                           Total J&J Stock Fund                             $226,008,371               $440,459,022
                                                                            ============               ============



                           EMPLOYEE STOCK OWNERSHIP PLAN TRUST FUND
                           ----------------------------------------

                           Common Stock
                           ------------

3,002,502 shs.             Johnson & Johnson                                $ 96,556,687               $256,903,078


                           Temporary Investment
                           --------------------

$4,013,382                 BT Pyramid Directed
                           Account Cash Fund                                   4,013,382                  4,013,382
                                                                            ------------               ------------


                               Total ESOP Trust Fund                        $100,570,069               $260,916,460
                                                                            ============               ============


                                   Continued
                                       17

                                                          Supplemental Schedule
                                                          ---------------------


                         JOHNSON & JOHNSON SAVINGS PLAN
               ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENTS
                             AS OF DECEMBER 31, 1995

FACE AMOUNT      ISSUES                                             FAIR VALUE
- -----------      ------                                             ----------

                 Loan Fund
                 ---------

$3,006,987       Loan to Participants
                 (Fixed Interest rate based on the prime
                 lending rate plus one percentage
                 point. The repayment period is
                 from one to five years.)                           $3,006,987

    24,991       Interest Receivable                                    24,991
                                                                    ----------


                 Total Loan Fund                                    $3,031,978
                                                                    ==========

                                                           Supplemental Schedule
                                                           ---------------------

                         JOHNSON & JOHNSON SAVINGS PLAN
               ITEM 27d - SCHEDULE OF 5% REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                            DISPOSED            ACQUIRED
                         ---------------   ------------------
SECURITY/PARTY
DESCRIPTION              SALES  PROCEEDS   PURCHASES   COSTS      GAIN (LOSS)
                         -----  --------   ---------   -----      -----------

SERIES OF TRANSACTIONS:

   BT Pyramid Directed
     Account-Cash Fund    (a)  $46,584,588     (a)  $49,008,531        0


(a) Custodian is unable to provide detailed information on the number of transactions.

                                                           Supplemental Schedule
                                                           ---------------------

                         JOHNSON & JOHNSON SAVINGS PLAN
                 ITEM 27e - SCHEDULE OF NONEXEMPT TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                            PURCHASES                                SALES
                     ---------------------------             -------------------
NAME                 AFFILIATION            COST             SALES PRICE    GAIN
- ----                 -----------            ----             -----------    ----

Johnson & Johnson
  Common Stock       Plan Administrator  $48,090,963            $ -          $ -

                      COOPERS & LYBRAND L.L.P. LETTERHEAD

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Johnson and Johnson Savings Plan on Form S-8 (File No. 02-77153 and 33-40295) of our report dated May 22, 1996, on our audits of the financial statements and financial statement schedules of Johnson and Johnson Savings Plan as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994, which report is included in the Form 11-K.

                                                   COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
June 26, 1996